Exhibit 10.3
FRANCE
ALLERGAN, INC.
2008 INCENTIVE AWARD PLAN
SUB-PLAN — STOCK OPTIONS
This sub-plan (the “Sub-Plan”) for the Allergan, Inc. 2008 Incentive Award Plan, as amended from time to time (the “Plan”), provides additional definitions and conditions that will apply to the operation of the Plan with respect to each “Option” (as defined in the Plan) granted to an “Eligible French Employee” (as defined below).
The additional terms and conditions provided for by the Sub-Plan are specific to Eligible French Employees only and do not affect the rights afforded to any other individual granted an Option or any other award under the Plan. The additional terms and conditions provided for by the Sub-Plan also do not affect the terms of the Plan for purposes of compliance with U.S. laws (including, without limitation, tax and securities laws).
The provisions of this Sub-Plan form an integral part of the Plan and each Option granted to an Eligible French Employee shall be governed by the provisions of this Sub-Plan. The provisions of the Plan shall remain applicable insofar as they do not contradict the provisions of the Sub-Plan.
Notwithstanding any other provision of the Plan, Options may be granted under the Sub-Plan to Eligible French Employees as follows:
1.	Definitions. Wherever the following terms are used in the Sub-Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Plan or, if not defined therein, the Terms.

“Eligible French Employee” means any Employee of a French Subsidiary under the terms of a written or oral employment agreement and/or any Employee of a French Subsidiary holding an executive office and who may be granted Options under the law.

“Date of Grant” means, with respect to any Option granted to an Eligible French Employee, the date on which the Administrator (i) makes the determination granting such Option, (ii) determines the number of shares subject to such Option and (iii) determines the exercise price for such Option.

“French Subsidiary” means a Subsidiary incorporated, domiciled, organized or formed in France.

“Participant” means only an Eligible French Employee who has been granted an Option pursuant to the Plan.

2.	Exercise Price. The exercise price per share of Stock subject to an Option shall not be less than the greater of the following:
(i)	the Fair Market Value on the date of grant, or

(ii)	95% of the “20 Day Average” price per share of Stock.
The “20 Day Average” price per share of Stock shall be calculated by (i) determining the daily average of the closing trading price per share of Stock for each of the 20 trading days immediately preceding the date of grant (each, a “Daily Average”), and (ii) dividing the aggregate amount of all Daily Averages by 20.

3.	Suspension of Grants. No Option may be granted to any Eligible French Employee during any of the following:
(i)	the period (A) starting ten trading sessions preceding the date on which the consolidated accounts or annual accounts of the Company are published and (B) ending at the close of the tenth trading session following the publication of such information;

(ii)	the period (A) starting from the date on which the corporate bodies of the Company become aware of any information which, if published, could significantly affect the company’s market price and (B) ending at the close of the tenth trading session following the publication of such information; and

(iii)	the period (A) starting on the day a coupon giving a right to a dividend or to a capital increase has been detached from the shares of Stock and (B) ending at the close of the twentieth trading session following such date.
4.	Adjustments. No adjustments shall be made to the exercise price of an Option or the number of shares subject to an Option, except as otherwise permitted under the Article L 225-181 of the French Commercial Code.

5.	10% Stockholders. No Option shall be granted to any Eligible French Employee who, on the date of grant, owns shares representing 10% or more of the outstanding common stock of the Company.

6.	Currency. All amounts payable by a Participant shall be paid in U.S. dollars.

7.	Other Terms. Unless provided otherwise in this Sub-Plan, the terms and conditions of the Plan shall remain unchanged.